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Exhibit 5.16

Consent of Carl E. Defilippi

        I, Carl E. Defilippi, M.Sc., CEM, of Kappes, Cassiday & Associates consent to the use of and reference to my name, and the inclusion and incorporation by reference in the registration statement on Form F-10 of Tahoe Resources Inc., and any amendments thereto, of the information prepared by me, that I supervised the preparation of or reviewed by me that is of a scientific or technical nature and all other references to such information included or incorporated by reference in the registration statement on Form F-10 of Tahoe Resources Inc., and any amendments thereto.

June 15, 2015	/s/ CARL E. DEFILIPPI Carl E. Defilippi, M.Sc., CEM

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  Exhibit 5.16
Consent of Carl E. Defilippi